Exhibit 99.1

Lexmark announces agreement to acquire Saperion

•	Saperion AG is a European-based leader in enterprise content management solutions, focused on providing document archive and workflow solutions
•	Saperion expands Perceptive Software’s European-based footprint in the enterprise content management market
•	Saperion will further strengthen Lexmark’s strategy of providing the platform, products and solutions that help companies manage their unstructured information challenges
•	The Saperion acquisition announcement is a continuation of Lexmark’s stated capital allocation framework

LEXINGTON, Ky., Aug. 20, 2013 – Lexmark International, Inc. (NYSE: LXK) today announced the signing of an agreement to acquire Germany-based Saperion AG, a leading developer and provider of enterprise content management (ECM) and business process management (BPM) software in Europe, for a cash purchase price of approximately $72 million. Upon the closing of the transaction, Saperion will report into Perceptive Software.

Saperion’s ECM/BPM products feature a platform-independent, multilingual architecture, making the products highly scalable and easy to integrate with all major ERP, email and document management systems. Saperion has also developed leading cloud-based and mobile ECM solutions to provide workers easy and intuitive access to important content, even when they are away from the office. The offering empowers businesses to efficiently manage an increasing volume of information, to automate and streamline business processes, and to realize productivity gains.

Saperion has a large installed base of customers consisting of medium-sized companies as well as global accounts such as Schindler, E.ON, Fleurop, Henkel, Lufthansa, Vodafone, Daimler and Siemens with corporate-wide rollouts.

This acquisition illustrates Lexmark’s consistent execution of the company’s stated capital allocation framework. Lexmark’s capital allocation framework is to pursue acquisitions that support growth and increase software and solutions capabilities, while returning more than 50 percent of free cash flow to shareholders, on average, through quarterly dividends and share repurchases. Since mid-2011, Lexmark has returned to shareholders more than $600 million in the form of dividends and share repurchases.

Lexmark retains a strong liquidity position with a long history of cash generation.

On the seller’s side, the transaction was led and advised by ViewPoint Capital Partners, Saperion’s largest shareholder and lead investor.

The completion of the proposed acquisition is subject to regulatory approval in Germany and other customary conditions and is expected to close within the third quarter of 2013.

Supporting Quotes:

“Lexmark continues to deepen and expand its content and process capabilities and solutions, which in turn improves our ability to help our customers manage their unstructured information challenges,” said Paul Rooke, Lexmark’s chairman and chief executive officer. “Upon closing, Saperion will be the latest software acquisition that strengthens Lexmark’s transition from being a global leader in imaging and output technology to one that offers enterprises end-to-end solutions.”

“The Saperion team has built strong process and content management technologies, including mobile and cloud ECM solutions, that are used by mid-size and enterprise organizations throughout Europe,” said Scott Coons, Perceptive Software president and chief executive officer and Lexmark vice president. “Saperion will join Perceptive’s global team of process and content management experts, while its leadership in the European market will further strengthen Perceptive’s global footprint.”

“We are excited to see the strong strategic rationale for both parties behind the transaction,” said Hans-Christian Perle, partner at ViewPoint Capital Partners. “We are convinced that together with Lexmark, the Saperion team will be able to manifest its leadership position in the European ECM space and to further expand into global markets.”

According to Herbert Lörch, chief executive officer of Saperion, “Collaboration with Perceptive will open new markets for Saperion. We will be able to offer and support our solutions in regions where we were previously not represented. Our customers will benefit from our expanded international presence and globally active companies will receive even greater support around the world.”

About Lexmark
Lexmark is uniquely focused on connecting unstructured printed and digital information across enterprises with the processes, applications and people that need it most. For more information, please visit www.lexmark.com.

About Saperion AG

Saperion is a European manufacturer of high-performance Enterprise Content Management software for medium-sized firms and multinational corporations. As a long-term partner of major global players, Saperion AG exhibits a straightforward approach to business, tremendous flexibility, and impressive reaction speed. Saperion’s mission is to bring organizations, people, and processes together so they can react faster and reach better decisions in the dynamic markets of today. Approximately 2000 companies around the world and in virtually every industry use Saperion to improve the quality of their products, increase customer satisfaction, reduce costs, and gain critical competitive advantages. Saperion products target three core issues present at many corporations: process optimization, legal compliance and security, and integration of information. More information available at www.saperion.com

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

Investor Contact:
John Morgan
859-232-5568
jmorgan@lexmark.com

Lexmark Media Contact:
Jerry Grasso
859-232-3546
ggrasso@lexmark.com

Perceptive Software Media Contact:
Sherlyn Manson
913-667-8811
sherlyn.manson@perceptivesoftware.com

Saperion AG Media Contact:
Dr. Kurt-Christian Tennstädt
+49 7732 95 39 30
ctennstaedt@tenncom.de